EXHIBIT 10.10

Banca popolare dell' Emilia Romagna

UNSECURED LOAN No. 3584037 – FORM A)

Addressee

OXAMEDIA SRL
VIA DELL'INDUSTRIA, 38
37012 BUSSOLENGO (VR) IT
TIN and registration no. in the Business Registry of Verona; 3967880232

Following your application for a loan on which interest will be calculated at an indexed rate, and will thus be susceptible to variations during the period of amortization, our bank has granted you a loan of Euro 100,000.00 (Euro onehundredthousand/00), for a period of 120 months of amortization as well as an additional period of preamortization if explicitly provided hereafter, regulated by the following terms and conditions.

ART. 1) The loan amount will be paid by the bank to the borrower with currency for the specified value on the date of signing this loan agreement, on account no. 262/1942836 opened in the name of the borrower at the SAN MARTINO BUON ALBERGO (262) branch of Banca Popolare dell'Emilia Romagna, net of application fees for the transactions, in the measure of Euro 200 and tax in lieu as defined in Presidential Decree no. 601/1973 for additional 0.25% of the loan amount.

ART. 2) The loan amount shall be repaid in 120 months with the amortization method, by payment to the bank of 40 quarterly installments of the same amount of Euro 2,945.35 (Euro twothousandninehundredforty-five/35) each, expiring on the 15th of the month, of which the first to be made on 15/3/2011 and the last on 15/12/2020, inclusive of a portion of the capital and of the deferred interest.

Interest to be applied to the transaction is agreed at the rate of 3.300 percent per annum (0.825 percent on a quarterly basis) equivalent to 2.200 points higher than the monthly mean of the daily quotations of the Euro Interbank Offered Rate - Euribor - 3 months, column 365 published by the daily newspaper "Il Sole 24 Ore" and rounded to the higher 0.10, currently at 1.100 percent. The interest rate of 3.300 percent per annum corresponds to the effective annual rate of 3.341.

The aforementioned rate is fixed, in any case, for the period of six months from today's date. To every subsequent single month of amortization starting from the first day of said month, the mean rate for the previous calendar month will be applied, rounded to the higher 0.10 and increased by the spread as indicated above, performing the necessary adjustments on the portion of interest for the individual installments. It is understood, in any case, that the interest rate calculated as above may not be lower than 3.000 percent and that the calculation of interest shall be made on the basis of the business months calculated on the basis of a year of 360 days. The Global Annual Effective Rate (T.A.E.G. - Tasso Annuo Effettivo Globale), calculated in accordance with the provisions of art. 122 of the Consolidated Banking Law and relative provisions of implementation, is 3.632 percent. The borrower expressly authorizes the bank to charge the current account indicated above in art. 1, and on which the necessary funds shall be deposited in a timely manner, automatically and continuously for the loan repayment installments as each comes due.

The borrower understands and acknowledges that the interest applied to the transaction will vary during the course of amortization, in accordance with the chosen indexing parameter, as specified more in detail above, and declares that it is aware of the risk that, by the effects of the foregoing, the amount of the individual installments to be paid to the bank may be considerably higher than the amount indicated in this article.

ART. 3) In case of non-payment of one or more installments of the amortization, or of one or more installments of the interest rates of preamortization, where foreseen, as well as in case of withdrawal of the benefit of the term or termination of the loan agreement, the total amount due on the loan and not paid will produce additional overdue payment interest of 3.000 percentage points more than the rate in force at the time of the non-payment, calculated on the basis of a year of 365 days for the effective number of days passed. Such interest shall become due on the due date of the unpaid installment or installments, from the date foreseen for payment of the preamortization interest or from the date of cancellation or termination of the contract, respectively, up to the effective balance. Periodical capitalization of this interest is not allowed.

ART. 4) The borrower may repay the loan in advance, wholly or in part, paying the bank the capital and interest from the date of the last installment paid, without application of any commission on the capital repaid in advance. Maximum time for closure of the loan account: thirty days.

ART. 5) The borrower hereby agrees to the following conditions:

- it may not resolve the creation of equity for use for a specific transaction pursuant to article 2447-bis and thereafter of the Italian Civil Code, or stipulation of loans for a specific transaction pursuant to article 2447-decies of the Italian Civil Code, without the approval of the bank;

- it may not stipulate amendments to its by-laws and/or articles of association, without the approval of the bank;

- it may not resolve operations of transfer of property, transformation, mergers or splits and sales of company divisions, including the acquisition of companies and/or company divisions, or other extraordinary operations on its share capital, without the bank's possibility to authorize such operations.

ART. 6) Without prejudice, where necessary, to application of art. 1186 of the Italian Civil Code in case of non-payment or in case of failure to make timely and full payment even of a single installment of capital or interest due, or failure to repay expenses incurred for any reason by the bank, the lender may declare the contract terminated pursuant to and by the effects of art. 1456 of the Italian Civil Code.

Failure of the borrower to fulfill even only one of the following obligations fully and/or in a timely manner may also be cause for termination of the contract:

a)

inform the bank of any changes in the company style, change of share capital, issuance of bonds, change of ownership or agreements which could, in any case, alter the current juridical, equity, financial and economic situation of the borrower and guarantors;

b)

consent at any time to the stipulation of every other request of the bank for possible ratification, validation, correction of this deed or any of its separate parts;

c)

send the bank, within 30 days of the end of the fiscal year or within 10 days of the relative approval by the shareholders' meeting, the annual financial statements with explanatory note, management report and auditors' report.

The occurrence of even only one of the following situations may also be cause for termination of the contract:

a)

if the borrower should be subject to financial protest or perform any actions that would diminish its equity, financial or economic position or if it is subject to any type of insolvency procedures;

b)

if the borrower does not fulfill its obligations as detailed in the preceding article.

In the aforementioned cases of cancellation or termination, the bank shall retain the right to demand, also officially, immediate return of all amounts owing for interest, accessories and capital.

ART. 7) All the obligations deriving from this contract are understood as accepted with binding effect jointly and indivisibly for any heirs and successors.

ART. 8) The application costs are for the account of the borrower, as foreseen by article 1 above, as well as costs for collection of the installments currently fixed in the amount of € 2.75 and the costs of any other kind depending on and occasioned by this deed, and not expressly indicated here, for which reference is made to the "Summary Document", which is an integral part of this contract. If there is a justified reason, the bank may unilaterally amend the clauses of this loan agreement with the exclusion of those having as their subject the interest rates, with express prior notice to the borrower, pursuant to article 118 of Legislative Decree no. 385/1993 (the Consolidated Banking Law).

The borrower, by the date foreseen for application of the contract amendment, may rescind this loan agreement at no cost. The borrower is also required to repay all the amounts that the bank may be required to pay for any fiscal charges imposed now or in the future, depending on this deed.

ART. 9) To the effects of the exact determination of the receivable due to the bank at any time, the bank's books and records shall be final, and also in case of withdrawal of the benefit of term and termination of the contract.

ART. 10) To all effects of this contract the bank elects its domicile in Modena at the registered office and the borrower at the address to which this contract is addressed, and to which communications relative to the contract and amendment of its conditions may be validly address, also by simple letter. The Court of Modena shall have jurisdiction for any possible controversy.

ART. 11) The borrower acknowledges the information received from the bank pursuant to the provisions of Legislative Decree no. 196 of 30/06/2003 and consents to the use of its personal data with regard to this transaction, and to their communication by the bank to the Italian Central Credit Register, Company Accounts Data Service, companies for the handling and filing of data, insurance company and possibly, in case of non-performance, to credit collection companies.

ART. 12) As regards the fiscal management of this contract and relative deeds and formalities, reference is made to the provisions of Presidential Decree no. 601 of 29/09/1973 and subsequent amendments and additions.

The amount relative to the aforementioned fiscal management shall be withheld by the bank at the time of payment of the loan amount.

The parties expressly agree that all expenses will be entirely for the account of the borrower, including any new or greater fiscal charge of any kind that should in the future be incurred relative to the contract, the loan granted with it, the relative guarantees or following legislative provisions, investigations, controls.

The borrower shall repay these costs to the bank within 5 (five) days of the relative simple written request accompanied by the pertinent documentation, while it is understood that the bank shall receive the amounts due pursuant to the contract on the due dates, free of any charge, deduction or amount withheld.

ART. 13) – The bank will observe, in its relations with the client, the provisions of legislative decree no. 385 of 1 September 1993, (the Consolidated Banking Law) and its subsequent amendments and additions, and the relative provisions of implementation.

- For any disagreements relative to its relations with the bank, the client has the right to appeal to the Claims Office at the bank headquarters. The claim shall be made in writing and sent by letter or e-mail, or delivered to the branch with which the client engages in relations; the activity of claim management is free of charge for the client, except for the costs normally connected with the means of communication used. The bank shall rule on the claim within 30 days of receipt of it and shall indicate, if accepted, the measures that it agrees to undertake and the timing within which it will take them. If the claim is deemed unfounded, the bank will provide a clear and exhaustive illustration of its reason for rejection, and the necessary indications relative to the possibility to applying to the Bank Financial Arbritration board (A.B.F. – Arbitrato Bancario Finanziario) or other form of out-of-court dispute settlement.

- If the client is not satisfied or the claim is not handled within the indicated term of 30 days, and unless more than 12 months have passed since presentation of the claim, the client may resort to the A.B.F.:

- up to the limit of Euro 100,000, if the request refers to payment of a sum of money for any reason;

- without limit of amount for disputes having as their subject verification of rights, obligations and options.

- The Guide concerning access to the A.B.F. is at the disposal of the clients at the bank branches, on its website and on the website of the Bank Financial Arbitration Board www.arbitrobancariolinanziario.it.

- In any case, the client may submit any controversies that should arise regarding the interpretation or application of this contract for a first attempt at settlement and relative procedure of mediation, which is carried out pursuant to and by the effects of the provisions of Legislative Decree no. 28 of 4 March 2010. The client retains the right to apply to the judicial authorities should the settlement attempt conclude without an agreement having been reached.

Please communicate your acceptance via full transcription and signing of this Summary Document, with particular attention to the following unfair clauses and to approve them specifically: - interest on delayed payment and mode of application; - express termination clause; - right of the bank to amend the economic conditions applied to the loan, also unfavorably to the borrower in relation to the terms of art. 118 of the aforementioned Legislative Decree no. 385/93;

Modena, 15  DEC  2010

BANCA POPOLARE DELL'EMILIA ROMAGNA
Cooperative Company
[Illegible signature]

COPY FOR THE CLIENT